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                                                                      EXHIBIT 99



                              [IRIDIUM LETTERHEAD]


PRESS RELEASE


FOR IMMEDIATE RELEASE

August 13, 1999



             IRIDIUM LLC INITIATES IN-COURT FINANCIAL RESTRUCTURING

WASHINGTON, D.C. -- IRIDIUM LLC announced today that it is pursuing a comprehensive financial restructuring through a voluntary Chapter 11 filing in the United States Bankruptcy Court in Delaware. The major stakeholders in this restructuring -- banks, bondholders and Iridium's strategic partners -- have voiced support for this course of action. Iridium believes they will continue to cooperate during this process. U.S. law allows Iridium a unique opportunity to complete its financial restructuring under an orderly, court-supervised process. Iridium's current and future customers will not be affected by this action. There will be no interruption of Iridium's global service. "The action is the most efficient way to conclude Iridium's restructuring negotiations," said John
A. Richardson, CEO of Iridium LLC. "We are confident that Iridium will emerge from this process as a stronger and more vibrant company in the telecommunications marketplace." Motorola, Iridium's largest investor and operator of the Iridium system, expressed strong support for the Iridium business from a financial and operational perspective. Motorola will continue its full operational support for Iridium LLC, the Gateways and all current and future subscribers during the reorganization process. They will continue to invest in the technology and to develop the next generation of Iridium products. Motorola stated: "We are encouraged by Iridium management's decision to pursue this course for restructuring the business. Given the progress being made to date to restructure Iridium's capital structure, we are optimistic that a restructuring plan can be accomplished within 30 days." Nippon Iridium Corporation, Iridium's second largest investor, also expressed its support for today's action: "We continue to believe in the long-term viability of the Iridium project and are confident that this approach will greatly strengthen Iridium's financial position and enable the company to succeed in the marketplace." Iridium LLC became the world's first global satellite phone and paging company on November 1, 1998. Its network of 66-low earth orbiting satellites, combined with existing terrestrial cellular systems, enables customers to communicate around the globe. Iridium World Communications, Ltd. (NASDAQ: IRID) is the public investment vehicle of Iridium LLC.

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